Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

IMAC Holdings, Inc.
Brentwood, Tennessee

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of IMAC Holdings, Inc., of our report dated March 25, 2020 relating to the consolidated financial statements at and for the years ended December 31, 2019 and 2018, which appear in the Company’s Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Daszkal Bolton LLP

Boca Raton, Florida

March 25, 2020